SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAI INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

CAI INTERNATIONAL, INC.

One Embarcadero Center

Suite 2101

San Francisco, CA 94111

(415) 788-0100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date

10:00 a.m. Pacific Daylight Time on June 4, 2010.

Place

The offices of Perkins Coie LLP, located at 101 Jefferson Drive, Menlo Park, California 94025.

Items of Business

1.	To elect two directors nominated by the Board of Directors to serve for the ensuing three years and until their successors are elected.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To consider any other business that may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned and postponed.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Record Date

Only stockholders of record at the close of business on April 14, 2010 are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. As of that date, there were 17,917,176 shares of common stock outstanding. There were 29 registered stockholders on the record date. A list of stockholders of record will be maintained and open for examination by any of our stockholders, for any purpose relating to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

Voting

As owners of CAI, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided, or by following the instructions on your voting instruction card. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction card. You may attend the meeting in person even though you have sent in your proxy or voting instruction card.

This proxy statement is first being sent to stockholders on or about April 26, 2010.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

/s/ Victor Garcia
Victor Garcia
Senior Vice President and Chief Financial Officer

San Francisco, California

April 26, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 4, 2010.

This Proxy Statement and the 2009 Annual Report are available at:

http://investor.capps.com/annual-proxy.cfm

CAI INTERNATIONAL, INC.

One Embarcadero Center, Suite 2101

San Francisco, California 94111

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held on June 4, 2010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of CAI International, Inc. is providing these proxy materials for you in connection with CAI’s Annual Meeting of Stockholders, which will take place on Friday, June 4, 2010. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	Our proxy statement for the Annual Meeting;

•	Our 2009 Annual Report to Stockholders, which includes our audited consolidated financial statements; and

•	The proxy card for the Annual Meeting.

Q:	What items will be voted on at the Annual Meeting?

A:	The items that will be voted on at the Annual Meeting are:

1.	The election of two directors nominated by the Board of Directors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Any other business that may properly come before the Annual Meeting.

Q:	What are our Board of Directors’ voting recommendations?

A:	Our Board recommends that you vote your shares “FOR” the nominees to the Board and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	Where will the Annual Meeting be held?

A:	The Annual Meeting will be held at the offices of Perkins Coie LLP located at 101 Jefferson Drive, Menlo Park, California 94025.

Q:	Where are CAI’s principal executive offices located, and what is CAI’s main telephone number?

A:	CAI’s principal executive offices are located at One Embarcadero Center, Suite 2101, San Francisco, California 94111. CAI’s main telephone number is (415) 788-0100.

Q:	What information is contained in the proxy statement?

A:	The information included in the proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How may I obtain CAI’s Annual Report on Form 10-K filed with the SEC?

A:	CAI’s Annual Report on Form 10-K for the year ended December 31, 2009 is included in CAI’s 2009 Annual Report to Stockholders. Stockholders may request an additional free copy of CAI’s Annual Report on Form 10-K for the year ended December 31, 2009 from:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

CAI will also furnish any exhibit to the Form 10-K if specifically requested. Copies of CAI’s Annual Report on Form 10-K for the year ended December 31, 2009 are also available in the SEC Filings portion of the Investor Relations section of our website at www.caiintl.com and in the SEC’s EDGAR database on the SEC’s website at www.sec.gov.

Q:	What shares can I vote?

A:	Each share of CAI common stock issued and outstanding as of the close of business on April 14, 2010, the Record Date, is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date we had 17,917,176 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most CAI stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with CAI’s transfer agent, Computershare Stockholder Services, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by CAI. As the stockholder of record, you have the right with these proxy materials to grant your voting proxy directly to CAI or to vote in person at the meeting. CAI has enclosed or sent a proxy card for you to use in granting your voting proxy to CAI.

Beneficial Owner

If your shares are held in a brokerage account (in street name) or by another person on your behalf, you are considered the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you were a CAI stockholder as of the close of business on April 14, 2010, or you hold a valid proxy for the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted by proxy without attending the Annual Meeting. Stockholders of record of CAI common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. CAI stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation of your proxy to CAI’s Secretary prior to your shares being voted or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are the beneficial owner of shares held in a brokerage account, or that are held by another person on your behalf, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as provided in the voting instruction card, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

If you need additional copies of this proxy statement or voting materials, please contact CAI as described above.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CAI or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which are forwarded to CAI management.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of CAI common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For any other item of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a stockholder of record and you sign and return your proxy card, without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” CAI’s nominee to the Board, “FOR” the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010) and in the discretion of the proxy holders on any other matters that properly come before the meeting.

Q:	What is the voting requirement to approve each of the proposals?

A:	Directors are elected by a plurality of the votes cast, provided that a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting. The candidates who receive the greatest number of votes will be elected directors.

Abstentions are shares that abstain from voting on a particular matter. Under Delaware law, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting. Abstentions have no effect on Proposal No. 1, election of directors, since approval by a percentage of the shares present or outstanding is not required. Abstentions will have the same effect as a vote against Proposal No. 2.

Under the rules of the NYSE, if your broker holds your shares in its name (also known as “street name”), the broker is permitted to vote your shares on “discretionary” matters, even if it does not receive voting instructions from you. Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote your shares. Beginning this year, brokers are no longer permitted to vote your shares for the election of directors. Therefore, we urge you to give voting instructions to your broker on all voting items. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of CAI’s common stock outstanding as of the close of business on April 14, 2010 is entitled to one vote on each matter that may come before the Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason one of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be Victor Garcia, Senior Vice President, Chief Financial Officer and Secretary of CAI.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each CAI proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our annual report to stockholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	CAI is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to mailing these proxy materials, proxies or votes may be solicited in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or SEC, within four business days following the Annual Meeting.

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in CAI’s proxy statement for the Annual Meeting next year, the written proposal must be received by CAI’s Secretary at our principal executive offices no later than December 28, 2010. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in CAI’s proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals must also comply with our bylaws provisions regarding business to be brought before a stockholder meeting and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

CAI International, Inc.

Attn: Victor Garcia

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

For a stockholder proposal that is not intended to be included in CAI’s proxy statement as described above, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of CAI common stock to approve that proposal, provide the information required by CAI’s bylaws and give timely notice to CAI’s Secretary in accordance with CAI’s bylaws, which, in general, require that the notice be received by CAI’s Secretary:

•	not earlier than the close of business on February 4, 2011; and

•	not later than the close of business on March 8, 2011.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Chair of CAI’s Nominating and Corporate Governance Committee by fax or mail addressed to:

CAI International, Inc.

Attn: Chair of the Nominating and Corporate Governance Committee

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

In addition, CAI’s bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver to CAI’s Secretary timely notice in accordance with CAI’s bylaws, which require that the notice be received by CAI’s Secretary within the time period described above under “Stockholder Proposals.” Pursuant to CAI’s bylaws, the notice must include, among other things, the information that would be required in a proxy statement or other filings required to be made in connection with soliciting proxies for the election of that nominee in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, disclosure of specified compensatory and other material relationships between the stockholder proponent and its affiliates, on the one hand, and the director nominees and their affiliates, on the other hand, disclosure of all ownership interests in the Company held by the stockholder proponent, including, among other things, all ownership interests, hedges, economic incentives and rights to vote any shares of any security of the Company, in light of increased use by investors of derivative instruments that are not reflected in an investor’s beneficial ownership of the Company’s securities, and a completed director questionnaire provided by each nominee for election or reelection to the Board. The notice should be addressed to CAI’s Secretary as follows:

CAI International, Inc.

Attn: Victor Garcia

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

Copy of Bylaw Provisions: If you wish to make a proposal or nominate a director, you are advised to review CAI’s bylaws regarding the requirements that must be satisfied in order for a stockholder proposal or director nomination to be considered at an Annual Meeting. You may contact CAI’s Secretary as indicated above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	How may I communicate with CAI’s Board or the independent directors on CAI’s Board?

A:	You may submit any communication intended for CAI’s Board or the independent directors by directing the communication by mail or fax addressed to:

CAI International, Inc.

Attn: Chairman of the Board

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board currently consists of five directors and is divided into three classes: Class I, Class II and Class III. At the Annual Meeting, two Class III directors will be elected to serve for a term of three years and until their successors are elected and qualified, or until the death, resignation or removal of the directors.

Masaaki (John) Nishibori and Gary Sawka have been nominated for election as Class III directors at this Annual Meeting. Proxies will be voted for the election of Mr. Nishibori and Mr. Sawka unless the authority to vote for Mr. Nishibori and Mr. Sawka are withheld. Mr. Nishibori and Mr. Sawka have indicated that they are able and willing to serve if elected. If, however, Mr. Nishibori or Mr. Sawka is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. If Mr. Nishibori or Mr. Sawka should be unable or unavailable to serve prior to the election, the Board may recommend another nominee, and Masaaki (John) Nishibori and Victor Garcia, in their capacity as proxy holders, will vote the proxies for the nominee.

There are also three continuing directors. Marvin Dennis is serving as a Class I director until our 2011 annual meeting of stockholders. Hiromitsu Ogawa and William Liebeck are serving as Class II directors until our 2012 annual meeting of stockholders.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of CAI. There are no family relationships among our executive officers and directors.

If you sign your proxy card or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the person nominated by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by following the instructions on your proxy card or voting instruction card.

	Age	Director since
Continuing Class I Directors

Marvin Dennis

Marvin Dennis currently serves as the President of Dennis & Company, a financial consulting company he founded in 1996. From 1974 to 1996, Mr. Dennis served as Chief Financial Officer of Trans Ocean Ltd., a maritime container lessor company he co-founded. Mr. Dennis holds a B.S. from the University of Illinois, a J.D. from DePaul University and a M.B.A. from Harvard University. Mr. Dennis brings extensive and deep industry knowledge to the Board, and his experience as financial consultant and Chief Financial Officer of Trans Ocean Ltd. is invaluable with respect to financial and accounting issues.

	72	2007

Continuing Class II Directors

Hiromitsu Ogawa

Hiromitsu Ogawa is our founder, Chairman of the Board of Directors of the Company and holder of 41.26% of our common stock. Mr. Ogawa voluntarily resigned from his position as Executive Chairman in June 2009. He is also a partner of Quest Venture Partners since 2008. From 1989 to November 2006, he served as our Chief Executive Officer. Prior to starting our company in 1989, he was with Itel Containers International Corp., a lessor of cargo containers for use exclusively in international shipping, for 12 years as Vice President of Marketing for Japan/Korea. Earlier in his career, he also held the position of Executive Managing Director of Heublein Japan Co. Ltd., a food and beverage manufacturing and distribution company. He was also Sales Promotion Manager with Coca-Cola Japan Co. Ltd., a manufacturer and seller of soft drinks and related operations. Mr. Ogawa graduated from Kyoto University of Foreign Studies with a B.A. As our founder, largest stockholder and former Chief Executive Officer, Mr. Ogawa has intimate knowledge of the Company and industry which gives him unique insights into the Company’s operations, strategic goals, and challenges.

	69	1989

	Age	Director since

William Liebeck

William Liebeck is a director and chairman of the Board’s Compensation Committee. He is currently a Partner at Crane Street Capital, LLC, a private equity firm, where he is Chief Executive Officer. From the periods 1988 to 1995, 1997 to 2005 and 2007 to 2009, Mr. Liebeck was a Partner at three private equity firms, Equivest Partners, Thoma Cressey Equity Partners and Englefield Capital, LLC, respectively. He also served on the Board of Directors at LECG Corporation (NASDAQ: XPRT), an expert services firm, until December 2009. Mr. Liebeck holds a B.A. from the University of California at Berkeley and an M.B.A. from Stanford University. Mr. Liebeck’s extensive knowledge of the capital markets, strategic planning and mergers and acquisitions from his private equity background provides invaluable expertise to our Board in matters regarding the Company’s capital requirements and strategic direction.

	54	2007

Class III Director Nominees

Masaaki (John) Nishibori

Masaaki (John) Nishibori has been our President and Chief Executive Officer since November 2006 and has served as a member of our board of directors since 1993. Mr. Nishibori was our Senior Vice President and Chief Financial Officer from 1993 to November 2006. From 1973 to 1993, Mr. Nishibori was a commercial banker for The First National Bank of Boston. While with The First National Bank of Boston, Mr. Nishibori served as chief executive officer of Bank of Boston, Italy, Boston Finanziaria, S.p.A and Boston Leasing Italia, S.p.A. and later as Senior Credit Officer of the Specialized Finance Department. From 1970 to 1973, Mr. Nishibori was a management consultant at Arthur D. Little, Inc., an international management consulting firm in Cambridge, Massachusetts. Mr. Nishibori is a graduate of Hitotsubashi University and holds an M.B.A. from Columbia University. In addition to his institutional knowledge from his long tenure of service to the Company and his position as the executive leader of our Company, Mr. Nishibori’s significant financial expertise, including extensive experience with capital markets and commercial financing transactions, is invaluable to the Board.

	65	1993

Gary Sawka

Gary M. Sawka has been Senior Vice President, Finance and Chief Financial Officer of Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR), a specialty pharmaceuticals company, since September 2008. From February 2007 to April 2008, he served as Chief Financial Officer and Designated Responsible Individual for Tripath Technology, Inc., a former NASDAQ-listed fabless semiconductor company, during its Chapter 11 reorganization and its reverse merger. From August 2006 to February 2007, he served as a consulting Chief Financial Officer to Tripath Technology, Inc. From 2002 to 2006, Mr. Sawka worked as a financial consultant for several NASDAQ-listed companies. From 2000 to 2001, he served as Executive Vice President and Chief Financial Officer of ePlanning Securities, a national, representative-owned, independent FINRA Broker / Dealer. During the period from 1984 to 2002, Mr. Sawka served as Vice President and Chief Financial Officer of Tvia, Inc.(OTC: TVIA.PK), a fabless semiconductor company, PrimeSource Corporation, an international container leasing company specializing in high service leases, and Itel Containers International Corporation, at the time, the world’s largest international container leasing company. Mr. Sawka has an MBA from Harvard University Graduate School of Business Administration and a BS in Accounting from the University of Southern California. Mr. Sawka’s extensive management and consulting experience with public companies and with Itel Containers, another international container leasing company, brings valuable financial, operational, governance and strategic expertise to our Board.

	63	2007

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

CAI is committed to sound corporate governance principles. Such principles are essential to running CAI’s business efficiently and to maintaining CAI’s integrity in the marketplace. CAI’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the Documents and Charters portion of the Investor Relations section of our website at www.caiintl.com. CAI’s Code of Business Conduct and Ethics applies to all contractors, consultants and service providers of CAI. A copy of CAI’s Corporate Governance Guidelines and Code of Business Conduct and Ethics will be provided to any stockholder who requests it from us at the following address:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

Board Independence

The Board has determined that none of our current directors, except Hiromitsu Ogawa, the Chairman of our Board of Directors, and Masaaki (John) Nishibori, our President and Chief Executive Officer, has a material relationship with CAI (either directly, through a family member or as a partner, officer or stockholder of any organization that has a relationship with CAI), and each director, other than Mr. Ogawa and Mr. Nishibori, is independent within the meaning of CAI’s director independence standards, which reflect exactly the New York Stock Exchange director independence standards. These independence standards are available in the Documents and Charters portion of the Investor Relations section of our website at www.caiintl.com and a copy of such standards will be provided to any stockholder who requests it from us at the following address:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

The Board will annually appoint a Presiding Non-Management Director from among the independent directors. The Presiding Non-Management Director will serve as a focal point and facilitator to assist the independent directors in fulfilling their responsibilities. Mr. Marvin Dennis is currently appointed as our Presiding Non-Management Director. The process by which the Board selects the Presiding Non-Management Director is described under the Documents and Charters portion of the Investor Relations section of our website at www.caiintl.com.

Board Structure and Committee Composition

Mr. Ogawa serves as the Chairman of the Board and Mr. Nishibori serves as both the Chief Executive Officer and a director of the Company. The Company believes that having a separate Chairman and Chief Executive Officer is appropriate given the current characteristics of the Company’s management. Mr. Ogawa, as founder and previous Chief Executive Officer, is intimately familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities, leading Board discussions and defining the Company’s strategic objectives. Mr. Nishibori, as the Chief Executive Officer, is the individual selected by the Board to manage the Company on a day-to-day basis, and his direct involvement in the Company’s operations allows him to provide valuable insights with respect to strategic planning and the operational requirements to meet the Company’s short- and long-term objectives. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry.

Two of our five directors will stand for re-election. Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. The CAI Board has the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominating and Corporate Governance. The membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During fiscal 2009, the Board held eight meetings and acted by written consent on four occasions. Each director attended at least 75% of all Board and applicable committee meetings. Non-management directors meet in executive session on a regular basis, generally at each scheduled Board meeting. Directors are encouraged to attend Annual Meetings of CAI stockholders.

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Nonemployee Directors:

Hiromitsu Ogawa, Chairman
Marvin Dennis	X	*	X		X
William Liebeck	X		X	*	X
Gary Sawka	X		X		X	*

Employee Director:

Masaaki (John) Nishibori, Chief Executive Officer

X	= Committee member
*	= Chair

Audit Committee. The functions of the Audit Committee include oversight of the integrity of our financial statements, performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, the annual independent audit of our financial statements, and the evaluation of the performance, qualifications and independence of our independent auditors. Our Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of issuing an audit report or related work, as well as pre-approving all non-audit services. The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter approved by our Board on April 23, 2007. All of the directors serving on our Audit Committee, Mr. Dennis, Mr. Liebeck and Mr. Sawka, qualify as “independent,” as such term is defined in Section 10A(m) under the Securities Exchange Act of 1934, as amended, Rule 10A-3 promulgated thereunder, and in Section 303A.02 of the New York Stock Exchange Manual. Mr. Dennis, Mr. Liebeck and Mr. Sawka each have accounting or related financial management expertise as required by the NYSE’s requirements and qualify as “audit committee financial experts,” as defined in Regulation S-K, as promulgated by the Securities and Exchange Commission. During fiscal 2009, the Audit Committee held nine meetings.

The report of the Audit Committee is included on page 27 of this proxy statement. The charter of the Audit Committee is available in the Documents and Charters portion of the Investors section of our website at www.caiintl.com and a copy of such charter will be provided to any stockholder of the Company who requests it from us at the following address:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

Compensation Committee. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee determines the compensation for the Chief Executive Officer and recommends to the Board of Directors for its approval compensation levels for our directors and other executive officers, and such other senior employees as the Compensation Committee may determine. The Compensation Committee is also responsible for producing a report for inclusion in our proxy statement. In addition, the Compensation Committee assists the Board of Directors in discharging the responsibility of the Board of Directors for settler functions relating to the Company’s compensation and benefits programs generally. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter approved by our Board on April 23, 2007. All of the directors serving on our Compensation Committee qualify as “independent,” as such term is defined in Section 303A.02 of the NYSE Manual. During fiscal 2009, the Compensation Committee held two meetings.

The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. Additionally, the Compensation Committee shall have the sole authority and responsibility to engage and terminate any outside consultant to assist in evaluating and determining appropriate compensation levels for the Chief Executive Officer or other members of management and to approve the terms of any such engagement and the fees of any such consultant. In January 2009 our Compensation Committee engaged Pearl Meyer & Partners to review our executive compensation policies and levels and to assist the Committee in setting compensation for our executives in 2009. In considering director compensation and perquisites, the Compensation Committee may request that management report to the Compensation Committee periodically on the status of the Board of Director’s compensation and perquisites in relation to other similarly situated companies.

Mr. Ogawa, our former chief executive officer, and Mr. Nishibori, our current chief executive officer, participate in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. While the Compensation Committee looks to Mr. Ogawa and Mr. Nishibori to make recommendations with respect to specific compensation decisions for the executive officers other than the Chief Executive Officer, all decisions regarding the compensation of our executive officers are made solely by the Board of Directors upon the recommendation of the Compensation Committee.

The report of the Compensation Committee is included beginning on page 26 of this proxy statement. The charter of the Compensation Committee is available in the Documents and Charters portion of the Investors section of our website at www.caiintl.com and a copy of such charter will be provided to any stockholder of the Company who requests it from us at the following address:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists our Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends to our Board the director nominees for the next annual meeting of stockholders. It also reviews the structure and composition of our Board committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board and its committees. The Nominating and Corporate Governance Committee also recommends to our Board the corporate governance guidelines and standards regarding the independence of outside directors applicable to CAI and reviews such guidelines and standards and the provisions of the Nominating and Corporate Governance Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of The New York Stock Exchange. The Nominating and Corporate Governance Committee also monitors our Board of Directors and our compliance with any commitments made to our regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors’ performance.

The purpose and responsibilities of our Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter approved by our Board on April 23, 2007. All of the directors serving on our Nominating and Corporate Governance Committee qualify as “independent,” as such term is defined in Section 303A.02 of the NYSE Manual. During fiscal 2009, the Nominating and Corporate Governance Committee held two meetings.

The Nominating and Corporate Governance Committee’s charter is available in the Documents and Charters portion of the Investors section of our website at www.caiintl.com and a copy of such charter will be provided to any stockholder of the Company who requests it from us at the following address:

CAI International, Inc.

Attn: Investor Relations

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Consideration of Nominees. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.

In evaluating candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and diversity on the Board. Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for membership on the Board. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

CAI International, Inc.

Attn: Chair of the Nominating and Corporate Governance Committee

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

In addition, CAI’s bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with CAI’s bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on page 5.

The Board’s Role in Risk Oversight

One of the Board’s primary responsibilities under the Company’s Corporate Governance Guidelines is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. The Audit Committee is also responsible for evaluating enterprise risk issues and discusses the Company’s major risk exposures, whether financial, operating or otherwise, with management, the head of internal audit (or the internal audit service providers), and the independent auditors. The Board addresses at least annually, the principal current and future risk exposures of the Company. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputation risks.

DIRECTOR COMPENSATION

2009 Director Compensation Table

The following table sets forth information regarding compensation for each of our nonemployee directors for fiscal year 2009. The Company’s nonemployee director compensation program is comprised of: cash compensation, consisting of annual retainer fees, including amounts associated with chairing Board committees; meeting fees and equity compensation, consisting of stock option grants. Each of these components is described in more detail below.

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Marvin Dennis	$70,500		$19,501	$—	$90,001
William Liebeck	$66,500		$19,501	$—	$86,001
Gary Sawka	$66,500		$19,501	$—	$86,001
Hiromitsu Ogawa	$316,362	(4)	$—	$70,740	$387,102

(1)	Includes all annual retainer fees, committee and chairmanship fees and meeting fees.

(2)

These amounts reflect the aggregate grant date fair value for option awards granted to the indicated director in fiscal 2009 computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation.” For information on the method and assumptions used to calculate the these amounts, see Note to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. In calculating expense for nonemployee director stock options for financial statement reporting purposes, we do not assume any service-based forfeitures. As of December 31, 2009, the aggregate number of shares underlying outstanding option awards for each nonemployee director were: Mr. Dennis—30,000 shares; Mr. Liebeck—30,000 shares; Mr. Sawka—30,000 shares, and Mr. Ogawa—no shares.

(3)

Other compensation for 2009 includes $22,348 for health and dental insurance premiums, $847 for life and disability insurance premiums, $29,000 in life insurance premiums, $3,825 in golf club dues, $9,800 for 401(k) matching contributions and $4,920 for office parking fees.

(4)

Mr. Ogawa resigned from his position as Executive Chairman effective June 2009. Fees earned or paid in cash include salary of $258,029 for service as Executive Chairman through the effective date of his resignation from that position, and $58,333 in annual retainer fees for service on the Board following that date.

Hiromitsu Ogawa. Mr. Ogawa served as Chief Executive Officer until November 1, 2006 when he became our Executive Chairman. We entered into an employment agreement with Mr. Ogawa effective November 1, 2006 in connection with his position as our Executive Chairman. Mr. Ogawa’s employment agreement was amended and restated effective as of December 31, 2008. On April 9, 2009 Mr. Ogawa notified the Company that he would retire as an executive officer of the Company effective with, and contingent upon, his reelection as a director at the Annual Meeting of Stockholders on June 5, 2009. Mr. Ogawa terminated his employment agreement upon his retirement as an executive officer.

On June 5, 2009, Mr. Ogawa signed a compensation agreement with the Company under which Mr. Ogawa is entitled to an annual retainer fee of $100,000, payable each calendar quarter in increments of $25,000. The annual retainer fee will be increased by at least 4% on July 1 of each subsequent year that the agreement is in effect. The compensation under this agreement is in lieu of the retainer and meeting fees that are payable to other members of the Board who are not also employees of CAI. In addition to the annual retainer fee, Mr. Ogawa will continue to receive the fringe benefits that he was receiving prior to his retirement as an executive officer of the Company. The agreement is effective for as long as Mr. Ogawa serves as Chairman of the Board or for a period of three years from the date of the agreement.

Narrative Description of Director Compensation. Directors who are also employees of CAI receive no additional compensation for their services as directors. During 2009, Masaaki (John) Nishibori was the only director who was an employee of CAI. The compensation paid to Mr. Nishibori, our President and Chief Executive Officer is not included in this table, but is shown in the Executive Compensation tables below.

Directors who are not employees of CAI, other than Hiromitsu Ogawa, receive cash compensation and equity compensation as described below. All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service. In addition, CAI indemnifies its directors for liability they may incur for serving in that capacity to the maximum extent permitted under the laws of the state of Delaware. CAI also advances expenses to its directors in connection with this indemnification.

Cash Compensation. Each nonemployee director, other than Hiromitsu Ogawa, receives an annual cash retainer of $25,000. The chair of the Audit Committee receives an additional annual cash retainer of $12,000. Other committee chairs receive an additional annual cash retainer of $8,000. Each annual retainer is paid quarterly in advance. In addition, directors, other than Hiromitsu Ogawa, receive a fee of $2,000 for each meeting of the Board of Directors attended, members of the Audit Committee receive a fee of $1,500 for each meeting of the Audit Committee attended, and members of other committees receive a fee of $1,000 for each other committee meeting attended.

Equity Compensation. In addition to retainers and Board and committee meeting attendance fees, each nonemployee director, other than Hiromitsu Ogawa, is granted an option to purchase 12,500 shares upon the director’s initial election to the Board of Directors, and is granted an option to purchase 10,000 shares at each annual meeting of our stockholders. All options have a ten-year term, an exercise price equal to the fair market value of a share of CAI’s common stock on the date of grant and vest in full on the first anniversary of the date of grant.

Following is a summary of the compensation program for CAI’s nonemployee directors, presented in a tabular format:

Option grant to each nonemployee director upon initial election to the Board of Directors	12,500	shares
Annual option grant to each nonemployee director	10,000	shares
Annual retainer for each nonemployee director	$25,000
Annual retainer for Hiromitsu Ogawa	$100,000
Additional annual retainer for Audit Committee Chair	$12,000
Additional annual retainer for other committee chairs	$8,000
Fee for each Board of Directors meeting	$2,000
Fee for each Audit Committee meeting	$1,500
Fee for each other committee meetings	$1,000
Reimbursement of expenses attendant to Board membership	Yes

MANAGEMENT

The following table sets forth certain information regarding our executive officers who are responsible for overseeing the management of our business (ages as of April 26, 2010). For biographical information about Mr. Ogawa and Mr. Nishibori, who are also members of our Board of Directors, see pages 8-9 above.

Name	Age	Position
Hiromitsu Ogawa	69	Executive Chairman*
Masaaki (John) Nishibori	65	President and Chief Executive Officer
Victor M. Garcia	42	Senior Vice President and Chief Financial Officer
Camille G. Cutino	51	Vice President, Operations

*	Mr. Ogawa voluntarily resigned from his position as Executive Chairman in June 2009.

Victor M. Garcia has served as our Senior Vice President and Chief Financial Officer since November 2006. From July 1990 to October 31, 2006, he was employed by Banc of America Securities, the investment banking subsidiary of Bank of America, where he was a Managing Director and senior banker in the Transportation Group within the Global Corporate and Investment Bank. Mr. Garcia holds a B.S. from Babson College.

Camille G. Cutino has served as our Vice President, Operations since 2000. From July 1992 to 1999, Ms. Cutino was our Director of Operations. Ms. Cutino served as an independent contractor to us from May 1991 to June 1992. Prior to joining CAI, Ms. Cutino was the Director of Operations for Itel Containers International Corp., a lessor of cargo containers for use exclusively in international shipping. Ms. Cutino holds a B.S. from San Francisco State University.

EXECUTIVE COMPENSATION

2009 Compensation Discussion and Analysis

Objectives of Our Compensation Programs

The Board of Directors and the Compensation Committee believe that compensation for CAI’s named executive officers should be tied to corporate performance. The primary objectives of the executive compensation program are to:

•	Provide competitive compensation packages that enable CAI to attract and retain talented executives;

•	Motivate named executive officers to achieve our short- and long-term business strategies; and

•	Align named executive officer compensation with stockholder value.

How We Set Compensation

CAI has compensation programs for its named executive officers that are designed to offer compensation that is competitive with compensation offered by competitors and companies of similar size and complexity within the intermodal container and similar industries.

Prior to 2009 we had not retained compensation consultants to review our compensation policies or procedures. Historically, our Executive Chairman, in consultation with our Board of Directors, has set the compensation of our executive officers. As a result of our corporate structure and the discretionary nature of our compensation process, compensation for our executive officers is not paid as a result of a detailed, objectives-based process. Generally, we have sought to provide compensation packages to our executive officers that are fair and competitive. The compensation for our Executive Chairman, Chief Executive Officer and Chief Financial Officer for 2009 was set pursuant to individual employment agreements entered into with each of them prior to the formation of our Compensation Committee. In January 2009 we retained Pearl Meyer & Partners to review our compensation policies and procedures as they relate to our executive officers.

The Compensation Committee awarded bonuses to the named executive officers for 2009 based on its review and analysis of their positions, responsibilities and performance, as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The Compensation Committee analyzed CAI’s performance relative to peer companies and the compensation comparables of peer companies in validating its conclusions. The Compensation Committee looked at data from publicly available compensation data from a selected group of peer organizations with comparable revenue. For fiscal years 2008 and 2009, the selected peer organizations consisted of: Aircastle Ltd., Express-1 Expedited Solutions, Inc., GATX Corporation, General Finance Corporation, Limco-Piedmont, Inc., marlin Business Services, Corporation, McGrath Rentcorp., Mobile Mini, Inc., Pacer International, Inc., Resource America, Inc., TAL International, Inc. and Willis Lease Finance Corporation.

In establishing the compensation of our named executive officers, we based the amounts primarily on the market data and advice provided by the Compensation Committee members, the individual performance of each named executive officer in recent periods, the employment agreement of each named executive officer, if any, and each named executive officer’s level of responsibility for CAI’s key objectives and potential for future responsibility and promotion.

The following table sets forth the percentage of each named executive officer’s total compensation that was paid in the form of base salary and cash incentive awards for fiscal 2009 based on the amount reported as Total Compensation in the Summary Compensation Table:

Name	Cash Compensation as a Percentage of Total Compensation
Masaaki (John) Nishibori	70.6%
Victor M. Garcia	83.4%
Camille G. Cutino	57.5%

Elements of Compensation

CAI’s compensation program for its named executive officers consists of:

•	base salary and benefits,

•	cash bonuses, and

•	long-term, equity-based compensation.

Base Salaries

We generally set the base salary of each of our named executive officers at a level we believe compensates these individuals adequately for the work they are expected to perform in their respective positions, and we consider the base salaries paid to similarly-positioned executives by our selected peer organizations. Pursuant to the terms of each of Mr. Nishibori’s and Mr. Garcia’s employment agreements, their base salaries will increase at least 4.0% annually. The Board of Directors may, in its discretion, approve a larger increase. The increase in base salary is intended to compensate for increases in the cost of living. We do not have an employment agreement with Camille Cutino, who has worked for us since 1992.

Cash Bonuses

We provide cash bonuses for each of our named executive officers. The cash bonuses to executive officers other than Mr. Nishibori are paid at the discretion of the Compensation Committee. Our Board of Directors allocates a general pool for all cash bonuses, except for the bonus to Mr. Nishibori. From this bonus pool, our Compensation Committee then determines the cash bonuses to be paid to each other named executive officer. When setting the discretionary cash bonuses for our other executive officers, the Compensation Committee considers several factors, including the overall performance of our company, the individual executive’s role in our performance and the individual executive’s job performance. Pursuant to Mr. Garcia’s employment agreement, his discretionary cash bonus may not exceed 40% of his base salary.

Under Mr. Nishibori’s employment agreement, he is entitled to receive a bonus of between 10.0% and 100.0% of his base salary, depending on our pretax profit for the year. Please see the narrative disclosure that accompanies the Summary Compensation Table and Grants of Plan-Based Awards Table for disclosure regarding the specific applicable pretax profit goals. We believe pretax profit is an appropriate performance goal because it is a meaningful indicator of our company’s overall performance. Our budgeted pretax profit is determined each year by our Board of Directors and the pretax profits achieved are as reflected in our audited financial statements. Mr. Nishibori’s bonus was equal to 29.5% of his base salary in 2009.

In addition to being eligible for discretionary cash bonuses based upon the Compensation Committee’s determination, Mr. Garcia’s employment agreement provides that he will receive a cash bonus of up to $100,000 on November 1, 2010, so long as he remains employed by us on such date. In 2009, in addition to the $100,000 cash bonus to which he was contractually entitled, Mr. Garcia received a discretionary cash bonus equal to 40% of his base salary, the maximum amount permitted by his employment agreement. The bonus was based upon Mr. Nishibori’s and Mr. Ogawa’s recommendation to the Compensation Committee that Mr. Garcia deserved the maximum bonus permitted by his employment agreement for exceptional service during a difficult economic year. Mr. Garcia guided our company financially and helped keep the company profitable, even during the worldwide economic crisis.

Long-Term, Equity-Based Compensation

The Compensation Committee awarded stock options to Mr. Nishibori, Mr. Garcia and Ms. Cutino in June 2009. In January 2009 we retained Pearl Meyer & Partners to review our compensation policies and procedures as they relate to our executive officers. Among other things, the report provided an analysis of equity ownership by, and option grants to, executive officers at peer companies. The report indicated that executive officers at peer companies generally were awarded more stock options or equity grants, and had greater equity ownership in their companies, than did our executive officers. Accordingly, in order to bring our equity-based compensation more in line with our peers, and to help align the interests of our executive officers and our stockholders by incentivizing our executive officers to create long-term stockholder value, we awarded the stock options to Mr. Nishibori, Mr. Garcia and Ms. Cutino.

Change-in-Control Severance Payments

CAI has entered into written agreements with Mr. Nishibori and Mr. Garcia pursuant to which they will receive severance benefits in the event their employment terminates other than for cause or as a result of death or disability and additional severance benefits in the event their employment terminates within 12 months following a change in control of CAI. We provided these benefits to attract and retain qualified executive officers who could obtain similar positions at other companies. These potential payments are discussed further under “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

Our named executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) plan, in each case on the same basis as other employees. In addition, we pay for additional life insurance polices for certain of our named executive officers. We also pay golf club monthly dues for certain of our executive officers. All of these other benefits are included as part of the benefits package to retain highly qualified executives. We also provide vacation and other paid holidays to all employees, including our executive officers.

2009 Summary Compensation Table

The following table provides information concerning compensation for services rendered to us in all capacities for the years indicated below by our Chief Executive Officer, our Chief Financial Officer and three other highly compensated executive officers whose total compensation exceeded $100,000 for the year (the “named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Masaaki (John) Nishibori	2009	$530,000	$—	$—	$207,624	$156,610	$77,871	(2)	$972,105
President and Chief Executive Officer	2008	$529,981	$277,190	$—	$—	$—	$67,870		$875,041
	2007	$477,944	$—	$—	$1,611,015	$231,500	$27,588		$2,348,047

Victor M. Garcia	2009	$343,000	$237,200	$—	$83,050	$—	$32,104	(3)	$695,354
Senior Vice President and Chief Financial Officer	2008	$323,833	$237,200	$—	$—	$—	$33,501		$594,534
	2007	$303,333	$228,000	$—	$806,809	$—	$31,707		$1,369,849

Camille Cutino	2009	$169,600	$40,000	$—	$124,575	$—	$30,635	(4)	$364,810
Vice President, Operations	2008	$164,800	$50,000	$—	$—	$—	$27,469		$242,269
	2007	$144,968	$40,000	$19,800	$—	$—	$4,984		$209,752

(1)

These amounts reflect the aggregate grant date fair value for stock options and stock awards granted in 2009, 2008 and 2007 to the indicated named executive officer computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. No stock options or stock awards were granted in 2008 to each of the above executive officers. For information on the method and assumptions used to calculate the compensation costs, see Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)

Other compensation for 2009 includes $20,398 for health and dental insurance premiums, $1,809 for life and disability insurance premiums, $32,438 in life insurance premiums, $8,506 in golf club dues, $9,800 for 401(k) matching contributions and $4,920 for office parking fees.

(3)

Other compensation for 2009 includes $15,195 for health and dental insurance premiums, $1,809 for life and disability insurance premiums, $380 in life insurance premiums, $9,800 for 401(k) matching and $4,920 in office parking fees.

(5)

Other compensation for 2009 includes $16,959 for health and dental insurance, $1,789 for life and disability insurance, $183 in life insurance premiums, $6,784 for 401(k) matching and $4,920 in office parking fees.

2009 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan based awards for each of our Named Executive Officers for 2009.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Masaaki (John) Nishibori	Stock Options Non-Equity Incentive Plan	06/05/2009	$	— 53,000	$	— 212,000	$	— 530,000	100,000	$5.60	$207,624

Victor M. Garcia	Stock Options	06/05/2009		—		—		—	40,000	$5.60	$83,050

Camille Cutimo	Stock Options	06/05/2009		—		—		—	60,000	$5.60	$124,575

Payouts under the Non-Equity Incentive Plan are paid in March of each year based on performance from the previous fiscal year. Mr. Nishibori received $156,610 in cash bonuses under the plan based on CAI’s 2007 financial performance. Mr. Nishibori did not receive any bonus in 2008 under the Non-Equity Incentive Plan although he did receive a discretionary bonus of $277,190. Discretionary cash bonuses were awarded to other officers. Stock options vest and become exercisable at the rate of 25% on the one-year anniversary of the vesting commencement date and an additional 1/48th each month thereafter. If, in anticipation of or within 12 months of a change in control, Mr. Nishibori or Mr. Garcia is terminated without “cause” or terminates his employment for “good reason,” as described further on page 21, his stock option will become fully vested and exercisable.

Masaaki (John) Nishibori. Mr. Nishibori served as Senior Vice President and Chief Financial Officer until November 1, 2006 when he became President and Chief Executive Officer. We entered into an employment agreement with Mr. Nishibori effective November 1, 2006 in connection with his position as our President and Chief Executive Officer. Mr. Nishibori’s employment agreement was amended and restated effective as of December 31, 2008. The employment agreement is effective until November 1, 2010 and automatically renews for an additional two-year period, unless the agreement is terminated earlier by us for death, disability, company insolvency or “cause,” by Mr. Nishibori for “good reason,” as described further on page 23, or by either party with at least 90 days written notice prior to the end of the term. Mr. Nishibori’s annual base salary will be increased by at least 4.0% on July 1 of each year that his employment agreement is in effect, beginning on July 1, 2009.

Mr. Nishibori is entitled to receive a cash bonus if we achieve certain percentages of our budgeted pretax profit in a specific fiscal year as set forth in the following table. If our pre-tax profit in a specific fiscal year is between the percentages set forth below, the bonus amount will be determined by interpolating between the applicable percentages.

Percent of Budgeted Pretax Profit Achieved	Bonus (as a Percentage of Base Salary)
less than 70%	0%
70	10
80	20
90	30
100	40
110	50
120	60
130	70
140	80
150	90
160% and above	100%

Victor M. Garcia. Mr. Garcia became Senior Vice President and Chief Financial Officer on November 1, 2006. We entered into an employment agreement with Mr. Garcia effective November 1, 2006 in connection with his position as our Senior Vice President and Chief Financial Officer. Mr. Garcia’s employment agreement was amended and restated effective as of December 31, 2008. The employment agreement is effective until November 1, 2011 and automatically renews for an additional two-year period, unless the agreement is terminated earlier by us for death, disability, company insolvency or “cause,” by Mr. Garcia for “good reason,” as described further on page 23, or by either party with at least 90 days written notice prior to the end of the term. Mr. Garcia’s annual base salary will be increased by at least 4.0% on November 1 of each of the two (2) subsequent years that his employment agreement is in place, beginning on November 1, 2009.

In addition to being eligible for discretionary cash bonuses, Mr. Garcia’s employment agreement provides that Mr. Garcia will receive a cash bonus of $100,000 on November 1, 2010, so long as he remains employed by us on such date.

Pursuant to the employment agreement, Mr. Garcia may earn an annual cash bonus of up to 40.0% of his base salary.

There were no stock option exercises in 2009.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of CAI’s named executive officers as of December 31, 2009.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Service-Based Equity Awards
		Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Masaaki (John) Nishibori	5/15/07	167,904	92,076	(1)	$15.00	5/14/17	—		—
	6/5/09	—	100,000	(1)	$5.60	6/4/19	—		—
Victor Garcia	5/15/07	84,088	46,112	(1)	$15.00	5/14/17	—		—
	6/5/09	—	40,000	(1)	$5.60	6/4/19	—		—
Camille Cutino	5/15/07	—	—		—	—	440	(2)	$3,973
	6/5/09	—	60,000	(1)	$5.60	6/4/19	—		—

(1)

Twenty-five percent (25%) of the total number of shares subject to the option vested and became exercisable on the first anniversary of the grant date, and 1/48th of the total number of shares subject to the option vest monthly thereafter, if the option holder is providing services to CAI.

(2)	1/3 of the total shares of restricted stock vested on each of the first three anniversaries of the grant date, if Ms. Cutino is still providing services to CAI as of such dates.

2009 Option Exercises and Stock Vested Table

The following table provides information regarding restricted stock vesting during fiscal 2009 for the executive officer named therein. The value realized is based on the closing fair market value of the underlying stock on the vesting date.

	Restricted Stock Awards
Name of Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Camille Cutino	440	$1,817

No vested stock options were exercised by officers and directors during fiscal 2009.

2009 Potential Post-Employment Payments

Employment Agreements

In the event of termination of the executive’s employment without “cause” or as a result of the executive’s death or disability or in the event of termination of employment by the executive for “good reason,” each of Mr. Nishibori and Mr. Garcia is entitled to receive the following severance payments pursuant to employment agreements we have entered into with each of them:

•	an amount equal to the greater of: (1) one year of base salary; or (2) base salary for the remainder of the term of the executive’s employment agreement as of the date of termination;

•

except in the case of death, continued health, dental, life and disability insurance for a period the greater of (a) one year after termination (including dependents if dependents were covered prior to termination) or (b) the remainder of the term of the executive’s employment agreement as of the date of termination; and

•	if termination occurs more than one month after the end of the prior fiscal year, a pro-rated cash bonus based on the number of days of employment during the fiscal year in which termination occurs.

In addition, as part of his management authority, Mr. Garcia shall approve the hiring by the Company of officers and management employees. The severance arrangements above are intended to attract and retain qualified executive officers who could obtain similar positions at other companies.

“Cause” is generally defined as (a) a failure by the executive to substantially perform his or her duties under such executive’s employment agreement which is not cured within thirty (30) days after notice from CAI; (b) an act by the executive of material dishonesty, fraud, misrepresentation, or other act(s) of moral turpitude; (c) an intentional act by executive (other than one constituting a business judgment that was reasonable at the time or which was previously approved by the Board or the Board’s representative), or a clear lack of reasonable care by the executive, or gross misconduct by the executive, which (in each case) is seriously injurious to CAI; (d) a material breach by the executive of his or her employment agreement which is not cured within thirty (30) days after notice from CAI; or (e) a material and willful violation of a federal or state law or regulation applicable to the business of CAI.

“Change of Control” is generally defined as any of the following transactions: (a) a merger or consolidation of CAI with or into any other company or other entity (other than for the sole purpose of changing CAI’s state of incorporation); (b) a sale in one transaction or a series of transactions undertaken with a common purpose of all or a controlling portion of CAI’s outstanding voting securities or such amount of CAI’s outstanding voting securities as would enable the purchaser to obtain the right to appoint a majority of CAI’s Board; or (c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of CAI’s assets; provided, however, a private sale of stock beneficially owned by Mr. Ogawa, his spouse or his children shall not constitute a Change in Control unless (after giving effect thereto) a single party (or group of related parties) obtains control of CAI as a result of such transaction.

“Good Reason” is generally defined as the occurrence of any of the following events, without the consent of the executive: (a) any material diminution in the executive’s authority, duties or responsibilities; (ii) any action or inaction that constitutes a material breach by CAI of the executive’s employment agreement; or (iii) a material change in the geographic location at which the executive must perform his duties under his or her employment agreement, except for office relocation within the San Francisco Bay area; provided that the executive acknowledges and agrees that he or she may be required to travel extensively in connection with the performance of his or her duties under such executive’s employment agreement and that any such travel requirement will not constitute a material change in the geographic location at which the executive must perform his or her duties under such executive’s employment agreement.

In addition to the severance payments listed above, Mr. Garcia’s and Mr. Nishibori’s employment agreements each provide that if he is terminated without “Cause” or terminates his employment for “Good Reason” in connection with a “Change in Control,” his stock options will become fully vested and exercisable.

Each of Mr. Nishibori’s and Mr. Garcia’s employment agreements provides that if he becomes entitled to receive or if he receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to these executive officers without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that the executive officer would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments Mr. Nishibori or Mr. Garcia would receive would be greater without any reduction, then these payments will not be reduced.

Equity Compensation Plan

Under the Amended and Restated 2007 Equity Incentive Plan, all awards under the plan, including shares subject to stock options and restricted stock, that have not vested will become fully vested and exercisable in the event of a “change of control” or other “company transaction,” each as defined below, unless, in the event of a company transaction, the option or stock award is assumed by the successor company. A “change of control” is generally defined as an acquisition of 50% or more of CAI’s voting power, or a change in the composition of our Board of Directors in a two-year period, without the approval of the Incumbent Board (as defined in the plan), that results in fewer than a majority of the Incumbent Board remaining in office. A “company transaction” is generally defined as the completion of a merger or consolidation with or into another company or entity, a sale in one or more transactions with the common purpose of all of our outstanding voting securities, or a sale in one or more transactions with the common purpose of all or substantially all of our assets. The Compensation Committee may also, in the event of a change of control, allow the holder of an award to surrender the award in exchange for a cash payment, or, in the event of a company transaction, terminate awards under the plan in exchange for a cash payment, each calculated by a formula set forth in the plan.

The following table describes the potential payments upon a termination or change of control for Mr. Nishibori, Mr. Garcia and Ms. Cutino assuming that the triggering event occurred on December 31, 2009. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $9.03 closing price on December 31, 2009. In the case of restricted stock, the value of the acceleration was determined by multiplying (i) the number of shares for which vesting was accelerated by (ii) the $9.03 per share closing price on December 31, 2009. In the case of Non-equity incentive plan compensation, the value of the benefit was determined assuming that pre-tax profit for 2009 was equal to 100% of our budgeted pre-tax profit.

	Benefit	Before Change of Control: Termination Without Cause, For Good Reason or due to Death or Disability		After Change of Control: Termination Without Cause, For Good Reason or due to Death or Disability
Masaaki (John) Nishibori
	Base salary	$530,000	(1)	$530,000	(1)
	Non-equity incentive plan compensation	212,000	(2)	212,000	(2)
	Stock options (unvested and accelerated)	343,000		343,000	(6)
	COBRA premiums	22,632	(3)	22,632	(3)
	Life and disability insurance	24,207	(4)	24,207	(4)
	Accrued vacation pay	29,897		29,897

Total(5)		$1,161,736		$1,161,736

Victor Garcia
	Base salary	$628,833	(1)	$628,833	(1)
	Cash bonus	237,200	(2)	237,200	(2)
	Stock options (unvested and accelerated)	137,200		137,200)
	COBRA premiums	15,229	(3)	15,229	(3)
	Life and disability insurance	2,205	(4)	2,205	(4)
	Accrued vacation pay	22,427		22,427

Total(5)		$1,043,094		$1,043,094

Camille Cutino
	Stock options (unvested and accelerated)	$205,800		$205,800	6)
	Restricted stock (unvested and accelerated)	3,973		3,973
	Accrued vacation pay	3,675		3,675

Total		$213,448		$213,448

(1)

Lump-sum payment made within 30 days of termination equal to the greater of one year of base salary or the base salary for the remaining term of the employment agreement which took effect on November 1, 2006 and were amended and restated effective as of April 9, 2009. The term of employment for Mr. Nishibori is effective until November 1, 2010 and automatically renews for additional two-year periods, unless the agreement is terminated earlier by the Company for death, disability, company insolvency or “cause” by Mr. Nishibori for “good reason” or by either party with at least 90 days’ written notice prior to the end of the term. The employment agreement with Mr. Garcia was initially effective until November 1, 2009 and automatically renews for additional two-year periods, unless the agreement is terminated earlier by the Company for death, disability, company insolvency or “cause,” by Mr. Garcia for “good reason” or by either party with at least 90 days’ written notice prior to the end of the term. As of December 31, 2009, Mssrs. Nishibori and Garcia’s employment agreements had remaining terms of 10 months and 22 months, respectively.

(2)

Mr. Nishibori is entitled to receive a cash bonus under the company’s Non-Equity Incentive Plan based on the achievement of certain percentages of our budgeted pretax profit for 2009 pursuant to his employment agreement. In 2008, we recognized a pretax loss and, accordingly, no amount was payable to Mr. Nishibori under the company’s Non-Equity Incentive Plan. However, Mr. Nishibori received a discretionary cash bonus of $277,190 in 2009. Mr. Garcia is eligible to receive a discretionary cash bonus of up to 40% of his base salary. Mr. Garcia’s bonus is tied in part to the achievement of our earnings goals pursuant to his employment agreement. In addition to being eligible for discretionary cash bonuses, Mr. Garcia’s employment agreement provides that Mr. Garcia will receive a cash bonus of $100,000 on November 1, 2010.

(3)	Represents estimated COBRA and dental premiums to be paid by us for a period of 12 months after termination. Not payable in the event of death.

(4)	Represents estimated life and disability insurance premiums to be paid by us for a period of 12 months after termination. Not payable in the event of death.

(5)

If the executive becomes entitled to receive or receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to the executive without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that the executive would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments the executive would receive would be greater without any reduction, then no reduction will apply.

(6)

Under the terms of the Amended and Restated 2007 Equity Incentive Plan, the vesting schedule of the following unvested stock options would accelerate and the options would be fully vested: Mr. Nishibori: 192,076 shares; and Mr. Garcia: 86,113 shares; and Ms. Cutino: 60,000 shares. In addition, under the terms of the Amended and Restated 2007 Equity Incentive Plan, the vesting schedule of 440 unvested shares of restricted stock held by Camille Cutino would accelerate and the shares would be fully vested. However, because the closing price of CAI’s common stock on December 31, 2009 ($9.03) was higher than the exercise price and purchase price of the options granted on June 5, 2009, and restricted stock, respectively, only the benefits relating to options granted on this date and to restricted stock would be realized under the scenario outlined in this table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Mr. Dennis, Mr. Liebeck or Mr. Sawka, as the three members of the Compensation Committee, was at any time during the fiscal year ended December 31, 2009 or at any other time (i) an officer or employee of CAI or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of CAI served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of CAI or as a director of CAI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of three independent directors. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and CAI’s proxy statement relating to its 2010 Annual Meeting of Stockholders.

Compensation Committee Report Submitted By:

William Liebeck, Chair

Marvin Dennis

Gary Sawka

AUDIT COMMITTEE REPORT

The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls over financial reporting and other matters, and makes other decisions with respect to audit and finance matters. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and fees for all audit and permitted non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provides them with financial sophistication.

Duties and Responsibilities

The Audit Committee operates under a written charter approved by the Board of Directors. Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of CAI’s financial statements;

•	CAI’s compliance with legal and regulatory requirements;

•	CAI’s systems of internal control over financial reporting as established by management;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance by CAI’s independent registered public accounting firm;

•	CAI’s internal audit activities and processes;

•	CAI’s auditing, accounting and financial reporting processes generally; and

•	compliance with CAI’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board, the independent registered public accounting firm, financial management and all employees.

In connection with these responsibilities, the Audit Committee met with management to review and discuss CAI’s audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by the Statement on Auditing Standards No. 61, Communications with Audit Committee. The Audit Committee also received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with its independent registered public accounting firm that firm’s independence.

Fiscal 2009 Audit

Based on the reviews and discussions described above, the Audit Committee recommended that the Board of Directors include the audited financial statements in CAI’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009.

Audit Committee Report Submitted By:

Marvin Dennis, Chair

William Liebeck

Gary Sawka

PROPOSAL NO.2 TO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements for fiscal year 2010, and recommends that the stockholders vote to ratify such appointment.

KPMG LLP audited our financial statements for the years ended December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009. Stockholder approval of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit of the Company’s financial statements and the independent registered public accounting firm. The Audit Committee will consider the results of the stockholder vote and in the event of a negative vote will reconsider its selection of KPMG LLP. Even in the event of an affirmative stockholder vote, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees billed to CAI by KPMG LLP for 2008 and 2009 were approximately as follows:

Services Rendered	2008	2009
Audit Fees(1)	$795,000	$748,100
Audit-Related Fees(2)	169,975	—
Tax Fees(3)	43,891	2,006
Other Fees(4)	36,077	—

Total Fees	$1,044,943	$750,106

(1)

Audit Fees consist of fees for professional services rendered for the audit of our 2008 and 2009 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with regulatory filings.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements primarily in connection with the S-3 filings with the SEC in 2008, and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered in 2008 and 2009 for tax compliance relating to our domestic and foreign subsidiaries.

(4)	All Other Fees in 2008 consist of fees for products and services other than the services reported above.

Pre-Approval Policy. The Audit Committee pre-approves all audit and permissible audit-related and non-audit services provided to the Company by our independent registered public accounting firm and the associated fees for these services. All services and fees for 2009 were approved by the Audit Committee. Engagements must be separately pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows common stock ownership on March 31, 2010, except as otherwise noted, by:

•	each person who beneficially owned more than 5% of CAI common stock on that date,

•	each of the executive officers named in the Summary Compensation Table on page 20 and each of the current CAI directors, and

•	all current CAI executive officers and CAI directors as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 31, 2010 through the exercise of any stock option or other right.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Hiromitsu Ogawa(1) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	7,392,240	41.26%

Columbia Wanger Asset Management, L.P(2) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,538,300	14.17%

Development Bank of Japan Inc.(3) 1-9-1 Otemachi, Chiyoda-ku, Tokyo 100-0004 Japan	1,691,760	9.44%

Park West Asset Management LLC(4) Peter S. Park Park West Investors Masters Fund, Limited 900 Larkspur Landing Circle, Suite 165 Larkspur, California 94939	1,340,766	7.48%

Wells Fargo & Company(5) 420 Montgomery Street San Francisco, CA 94163	1,194,842	6.67%

Masaaki (John) Nishibori(6) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	751,905	4.15%

Wasatch Advisors, Inc.(7) 150 Social Hall Avenue Salt Lake City, UT 84111	761,406	4.25%

Victor M. Garcia(8) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	97,650	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Gary M. Sawka(9) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	23,000	*

Marvin Dennis(9) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	20,000	*

William W. Liebeck(9) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	20,000	*

Camille G. Cutino(10) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	1,520	*

All directors and executive officers as a group (7 persons) (11)	8,306,315	45.46%

*	Less than 1%.

(1)

Mr. Ogawa beneficially owns 3,276,240 shares of our common stock in his own name. An additional 2,859,108 shares are held by the Ogawa Family Trust dated 7/06/98, of which Mr. Ogawa and his wife are co-trustees. An additional 1,256,892 shares are held by the Ogawa Family Limited Partnership. Mr. Ogawa is the co-trustee of the Ogawa Family Trust, which is the general partner of the Ogawa Family Limited Partnership.

(2)

Based on a Schedule 13G/A filed with the SEC on February 9, 2010. Columbia Wanger Asset Management, L.P. maintains sole voting power for 2,238,300 of the shares reported and maintains sole dispositive power for 2,538,300 of the shares reported. The shares reported include shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. CAT holds 8.75% of our shares.

(3)	Based on a Schedule 13G/A filed with the SEC on January 28, 2009.

(4)

Based on a Schedule 13G/A filed with the SEC on February 16, 2010, Park West Asset Management LLC (“PWAM”) is the investment manager of Park West Investors Masters Fund, Limited (“PWIMF”) and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI”). Peter S. Park is the sole member and manager of PWAM. As of December 31, 2009, the reporting persons’ beneficial ownership were as follows: (i) PWAM beneficially owned 1,340,766 Shares, consisting of 1,124,495 Shares held by PWIMF and 216,271 Shares held by PWPI; (ii) Peter S. Park, as sole member and manager of PWAM, beneficially owned the 1,340,766 Shares beneficially owned by PWAM; and (iii) PWIMF owned 1,124,495 Shares.

(5)

Based on a Schedule 13G filed with the SEC on February 1, 2008. Includes 1,192,192 shares for which Wells Fargo & Company maintains sole voting power and 1,194,842 shares for which Wells Fargo maintains sole dispositive power. Also includes 1,122,192 shares for which Wells Capital Management Incorporated maintains sole voting power and 1,194,842 shares for which Wells Capital maintains sole dispositive power. Such Schedule 13G was filed by Wells Fargo & Company on its own behalf and on behalf of the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association.

(6)

Includes 556,920 shares of common stock, options to purchase 184,152.5 shares that are fully exercisable as of March 31, 2010 and options to purchase an additional 10,832.5 shares that are exercisable within 60 days of March 31, 2010.

(7)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009.

(8)	Includes options to purchase 92,225 shares that are fully exercisable as of March 31, 2010 and options to purchase an additional 5,425 shares that are exercisable within 60 days of March 31, 2010.

(9)	Includes options to purchase 20,000 shares that are fully exercisable as of March 31, 2010.

(10)	Includes 1,320 shares of restricted stock, of which 880 shares have vested and 440 shares which will be fully vested within 60 days of March 31, 2010.

(11)

Includes 353,075 shares that named executive officers and directors as a group have the right to acquire within 60 days of March 31, 2010 through the exercise of options or vesting of restricted stock grants.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our Amended and Restated 2007 Equity Incentive Plan as of December 31, 2009.

Plan Category	Number of Shares of Common Stock to Be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Available for Future Issuance (excluding shares reflected in (a))
Equity compensation plan approved by security holders	930,l80	$10.16	233,544	(1)
Equity compensation plan not approved by security holders	—	—	—

	930,180	$10.16	233,544

(1)

Our nonemployee directors each receive an option to purchase 12,500 shares of our common stock at the time first elected to the Board and an additional option to purchase 10,000 shares on each anniversary of that date. The options granted under this program vest and become exercisable with respect to 100% of the shares on the first anniversary of the grant date (assuming continued Board service). Shares available for issuance under the Amended and Restated 2007 Equity Incentive Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the committee.

RELATED PERSON TRANSACTIONS

Transactions with Directors and Executive Officers

Policies and Procedures for Approving Transactions with Related Persons

Our Audit Committee, in executing the responsibilities delegated to it, reviews a summary of CAI’s transactions with its directors and officers and with firms that employ directors, as well as any other material related party transactions, periodically, but no less frequently than annually. The Audit Committee consists of disinterested, nonemployee directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CAI’s executive officers, directors and holders of more than 10% of CAI common stock to file reports of ownership and changes in ownership with the SEC. CAI believes that during its fiscal year ended December 31, 2009, all reports required under Section 16(a) were timely filed.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Victor Garcia
Victor Garcia
Senior Vice President, Chief Financial Officer and Secretary

San Francisco, California

April 26, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the nominees listed.

1. Nominees:	For	Withhold		For	Withhold	+
01 - Masaaki (John) Nishibori	☐	☐	02 - Gary Sawka	☐	☐

B	Ratification of Independent Public Accounting Firm — The Board of Directors recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

	For	Against	Abstain
2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

C	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡

+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CAI INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting on June 4, 2010

The undersigned hereby appoints Masaaki (John) Nishibori and Victor Garcia, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of CAI International, Inc. on June 4, 2010 at 10:00 a.m. local time at the offices of Perkins Coie LLP, located at 101 Jefferson Drive, Menlo Park, California 94025, and at any adjournment thereof, all shares of the undersigned in CAI International, Inc. The proxies are instructed to vote as stated on the reverse side.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted for the Board of Directors’ nominees for election as directors and for the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. The proxies may vote in their discretion as to other matters that may come before the meeting.

(The Board of Directors recommends a vote FOR the nominees listed on the reverse side and FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.)

PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY